SEARCHLIGHT MINERALS CORP. ANNOUNCES SIGNIFICANT TECHNICAL ACHIEVEMENT IN GOLD AND IRON RECOVERY AT ITS CLARKDALE SLAG PROJECT

HENDERSON, Nevada (May 9, 2014) -- Searchlight Minerals Corp. (OTCBB: SRCH) (“Searchlight” or the “Company”) today announced significant technical achievements in gold and iron recovery at its Clarkdale Slag Project.

These achievements include, but are not limited to:

•	The determination of precise nature of the gold contained in the slag material.
•	The addition of a high temperature pre-treatment step that aids in the recovery of the gold and provides a saleable iron byproduct.
•	Up to a 60% extraction of metallic gold from fire assay of ion exchange resin.

Based on the achievements above, the Company believes that the project is commercially viable, if repeatable, at current results.

Significant technical results achieved in Gold recovery

As previously reported, the Company has been working to demonstrate economic feasibility of its Clarkdale Slag Project by successfully operating four major steps of the production process: crushing and grinding, leaching, continuous process operation, and extraction of gold from solution. The current work program has focused primarily on extraction of gold from solution as the Company believes the first three steps have shown to be successfully completed.

As noted in the Company’s recently filed annual report (Form 10-K), in order to both increase gold recovery and improve the overall production process, the Company has been performing tests whereby the slag material is pretreated prior to processing it in the autoclave. Recent test work indicates that pretreatment, by melting the slag at high temperature, aids in the recovery of the gold from solution derived from the autoclave.  The Company believes that the high temperature process aids in breaking down the refractory coating on the gold particles that are subsequently put into solution after the autoclaving of the slag material and also separates out the iron that makes up approximately one third of the untreated slag material.

The heat treated slag material, after the removal of the iron is, for ease of reference, hereinafter referred to as glass.  This processed glass material contains the gold and, because of the heat treatment process, is now easily and readily assayed by standard fire assay techniques. It is anticipated that incorporating this additional step into the Company’s flow chart renders process optimization testing much easier and will allow this phase of the development program to be concluded more quickly.

Technical achievements considered to be a major breakthrough

In the past few months the precise nature of the gold contained in the Clarkdale slag has been determined. Test work done with high resolution microscopes – a Scanning Electron Microscope (“SEM”) and a Transmission Electron Microscope (“TEM”) – have photographed and measured the gold contained within sulfides and further encapsulated by a highly refractory silicate very resistant to thermal and chemical attack. This explains the difficulty in fire assaying the gold or using ambient temperature strong reagent leaching. Further, the gold is present as colloids (very small particles) less than 100 nm in size which is 1,000 times less than the width of a human hair. [This microscopic size is in the range of most of the gold contained within the Carlin Trend in Nevada – one of North America’s richest gold deposits that went undetected for decades due to the small “invisible” gold particles. The Carlin Trend material was also very difficult to assay and process until the true nature and deportment of the gold was determined.] The temperature required to break the silicate coating of the Clarkdale slag material exceeds standard fire assay temperature which is why the gold is not captured in the lead collector used in a standard fire assay. Specialized grinding using High Pressure Grinding Rolls (“HPGR”) and high temperature leaching used in the current proposed process flow diagram aid in breaking this coating, oxidizing the sulfide, and converting the gold from a colloid to a charged ionic form in solution.

Jim Murray, the Company’s Project Manager, noted that “This recent discovery of the true nature of the gold explains the difficulty thus far in analyzing the slag material as well as liberating and capturing the gold contained. Most common technology used to capture gold from solution, including electro-winning and ion exchange resin has had only limited success up to this point, because the only gold that was being captured was the quantity of gold that had been converted into a charged ionic form, leaving the remainder of the colloid gold behind. The additional high temperature pre-treatment, bench scale test work, which is underway, suggests that the gold in solution exiting the autoclave will be much easier to capture and convert to metallic gold.” Mr. Murray also indicated that “The conditions described above, which tend to mask gold content and show only ionic gold, may understate the true quantity of gold present in the Clarkdale slag material.”

Testing using this process thus far has verified the prior test results achieved and reported by the Company of goldgrades between 0.4 to 0.6 ounces per ton (average).  The processed material being derived from the heat treated slag is also much easier to be analyzed using standard analytical techniques.  Small autoclave tests conducted on the glass from the heat treatment have produced up to an 85% extraction of gold into the pregnant leach solution (“PLS”) solution.

The PLS solutions have been treated with ion exchange resin to remove the gold from solution. Fire assays of the gold impregnated resin indicate up to a 60% extraction of the gold from the PLS into gold fire assay beads (gold in hand).  While not yet optimized, this is a significant improvement over previous attempts to capture the gold as metal by ion exchange resin.

All of these tests thus far have been limited to a small 6 liter test autoclave.  To provide more definitive process results, the Company has purchased (and expects delivery within 2 weeks) a much larger heat treating unit, to produce sufficient treated slag to allow running the larger 900 liter pilot autoclave. This will provide a sufficient volume of PLS for a final determination of recoverable gold by ion exchange resin, as well as, allowing the testing of other methods of gold removal from solution to determine the method allowing optimal recovery of gold from solution.

Other positive developments

In addition to the breakthrough discussed above, as a byproduct of this new process, the high temperatures produce a high quality iron product grading 75 to 85% iron content in a pelletized form. The high quality of the iron and its pellet size form make it a readily marketable product for sale to the China, Korea, or India markets. The Company believes that further optimization testing will result in greater than 90% iron as achievable and will secure a premium price selling either into the scrap iron or pig iron market. Test work is underway to maximize iron content while maintaining gold recovery.

The existing railroad spur on the Clarkdale Project Site connects to a major railroad for low cost transportation to a seaport or domestic market. It is believed that this pre-treatment process may pay for itself or provide a net cash flow from the sale of the iron. To examine the efficacy of this concept, Searchlight has engaged Samuel Engineering of Denver, Colorado to perform a preliminary assessment and marketing study. This study has just been concluded and suggests that a marketable higher grade iron product could be made and sold as a byproduct to generate net cash flow or reduce the overall costs of producing gold. Toward this end the Company has commenced contacting commercial iron producers for expressions of interest.

This pilot scale test work should provide sufficient process definition for a project feasibility study to be completed, allowing management to seek the financing to move forward to commercialization of the Clarkdale Project.

Martin Oring, Searchlight Minerals CEO, stated “This latest breakthrough has moved the project much closer to commercialization as well as potentially providing extra unanticipated revenue through the sale of iron.” Mr. Oring went on to state “The gold results set forth in the release have not yet been optimized, however, since the Company has been able to remove the iron as a saleable byproduct through the additional step discussed, even at the current results, if repeatable, the project would be commercial. We are looking forward to final definition of the process flow diagram and moving ahead to the bankable study to allow the project to move to a commercial status.”

About Searchlight Minerals Corp.

Searchlight is an exploration stage company engaged in the acquisition and exploration of mineral properties and slag reprocessing projects. The Company holds interests in two mineral projects: (i) the Clarkdale Slag Project, located in Clarkdale, Arizona, which is a reclamation project to recover precious and base metals from the reprocessing of slag produced from the smelting of copper ore mined at the United Verde Copper Mine in Jerome, Arizona; and (ii) the Searchlight Gold Project, which involves exploration for precious metals on mining claims near Searchlight, Nevada. The Clarkdale Slag Project is the more advanced of two ongoing projects that the Company is pursuing. The Searchlight Gold Project is an early-stage gold exploration endeavor on 3,200 acres located approximately 50 miles south of Las Vegas, Nevada.

Searchlight is headquartered in Henderson, Nevada, and its common stock is listed on the OTC Bulletin Board under the symbol “SRCH.” Additional information is available on the Company's website at www.searchlightminerals.com and in the Company’s filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements. Statements in this Press Release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” in the Company’s periodic filings with the Commission. When used in this Press Release in discussing the recent developments on the Company’s mineral projects, including, without limitation, the resolution of certain issues relating to the operation of production modules, the words such as “believe,” “could,” “may,” “expect” and similar expressions are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to technical issues with the mineral projects that may affect production modules and primary process components, challenges in moving from pilot plant scale to production scale, the risk that actual recoveries of base and precious metals or other minerals re-processed from the slag material at the Clarkdale site will not be economically feasible, uncertainty of estimates of mineralized material, operational risk, the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned mineral recovery programs, the risk that actual capital costs, operating costs and economic returns may differ significantly from the Company’s estimates and uncertainty whether the results from the Company’s feasibility studies are sufficiently positive for the Company to proceed with the construction of its processing facility, operational risk, the impact of governmental and environmental regulation, financial risk, currency risk volatility in the prices of precious metals and other statements that are not historical facts as disclosed under the heading “Risk Factors” in the Company’s periodic filings with securities regulators in the United States. Consequently, risk factors including, but not limited to the aforementioned, may result in significant delays to the projected or anticipated production target dates.

Contact Information:

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com.